X.COM FUNDS

                           X.COM PREMIER S&P 500 FUND

                             X.COM U.S.A. BOND FUND

                         X.COM U.S.A. MONEY MARKET FUND



PROSPECTUS

November 17, 1999













--------------------------------------------------------------------------------
The Securities and Exchange Commission has not approved or disapproved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            Page

INTRODUCTION...................................................................3
ABOUT EACH OF THE FUNDS........................................................4
      THE X.COM PREMIER S&P 500 FUND...........................................4
      THE X.COM U.S.A. BOND FUND...............................................6
      THE X.COM U.S.A. MONEY MARKET FUND.......................................7
FEES AND EXPENSES..............................................................9
MORE ABOUT THE FUND'S INVESTMENT STRATEGIES AND RISKS.........................11
FUND MANAGEMENT...............................................................13
THE FUNDS' STRUCTURE..........................................................14
PRICING OF FUND SHARES........................................................15
HOW TO BUY AND SELL SHARES OF THE X.COM FUNDS.................................15
DIVIDENDS AND OTHER DISTRIBUTIONS.............................................19
TAX CONSEQUENCES..............................................................19

INTRODUCTION

Who Can Invest in the Fund?

The Funds are for on-line investors that are customers of X.com Corporation ("X.com") and First Western National Bank (the "Bank"), which is under contract to provide X.com customers with various banking and financial services. The Bank is a member of the Federal Deposit Insurance Corporation ("FDIC"). To purchase shares of the Fund, you must open an account with the Bank. Simply follow the instructions on our website, www.X.com. You will also need to complete an X.com Financial Services Account Application and follow the instructions provided under "How to Buy and Sell Shares" later in this Prospectus.

You are also required to consent to receive all information about the Fund electronically, both to open an account and during the time you own shares of the Fund. If you revoke your consent to receive this information electronically, fail to maintain an e-mail account, or close your account, the Funds may, to the extent permitted by the federal securities laws, redeem your shares, and will, in any event, prohibit additional investments in the Funds, including the reinvestment of dividends.

What is a Master/Feeder Fund Structure?

The X.com Funds described in this Prospectus are feeder funds that invest all of their assets in a corresponding master fund. A master/feeder fund structure is a two-tier fund structure made up of a master portfolio that invests in securities, and a feeder fund that invests in the master portfolio. Barclays Global Fund Advisors ("BGFA") serves as the investment adviser to each of the master funds. BGFA is a subsidiary of Barclays Global Investors, N.A., the world's largest institutional investment adviser. As of August 31, 1999, BGFA and its affiliates provided investment advisory services for over $681.4 billion of assets.

By employing the master/feeder structure for the Funds, X.com is able to offer investors not only leading-edge online products and services, but also the economies of scale and experience of an established mutual fund adviser like BGFA.

What are Index Funds?

Index funds are often described as "passively managed" in that they seek to match the performance of a specific benchmark index by holding either all the securities that make up this index or a highly representative sample. In the case of the X.com Premier S&P 500 Fund that benchmark is the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index"). For the X.com U.S.A. Bond Fund the benchmark is the Lehman Brothers Government/Corporate Bond Index (the "LB Bond Index").

______________

* The staff of the Securities and Exchange Commission (the "Staff") has informally indicated its view that the Funds may not involuntarily redeem your shares if you revoke your consent to receive shareholder documents electronically or fail to maintain an e-mail account. However, should the Staff's position on this issue change, the funds intend to involuntarily redeem your shares under such circumstances.

ABOUT EACH OF THE FUNDS

This portion of the Prospectus provides a description of each Fund's investment objective, principal investment strategies and risks. Of course, there can be no assurance that any Fund will achieve its investment objective.

Because the investment characteristics and investment risks of the Funds match those of each Funds' corresponding Master Portfolio, the discussion of each Fund's investment objectives, strategies and risks also includes a description of the investment characteristics and risks associated with the investments of the corresponding Master Portfolios. Each Fund's performance will correspond directly to the performance of the related Portfolio.

Please note that your investments in the Funds are not deposits of the Bank or any other bank or financial institution, and are not insured by the Federal
Deposit Insurance Corporation ("FDIC") or any other government agency. Because each Fund is subject to investment risks, you may lose money if you invest in the Funds.

The X.com Premier S&P 500 Fund

Investment Objective

The X.com Premier S&P 500 Fund (the "Premier S&P 500 Fund")* seeks to approximate as closely as practicable, before fees and expenses, the capitalization-weighted total rate of return of the S&P 500 Index.** The S&P 500 Index, a widely recognized benchmark for U.S. stocks, currently represents about 75% of the market capitalization of all publicly traded common stocks in the United States. The S&P 500 Index includes 500 established companies representing different sectors of the U.S. economy (including industrial, utilities, financial, and transportation) selected by Standard & Poor's.

"Capitalization-weighted total rate of return" means that each stock in the index contributes to the index in the same proportion as the value of its shares. Thus, if the shares of Company A are worth twice as much as the shares of Company B, Company A's return will count twice as much as Company B's in calculating the index's overall return.

______________

* The Premier S&P 500 Fund is a "premier" fund because, because it provides low-cost access to the S&P 500 Index. Initially, X.com Asset Management, Inc., the Fund's adviser, will not charge a fee for the services it provides, and it will also reimburse the Premier S&P 500 Fund for all operating expenses incurred at the master fund levels. In addition, X.com Asset Management, Inc., will pay the Premier S&P 500 Fund one additional basis point.

** "Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500(R)," and "500" are trademarks of The McGraw-Hill Companies, Inc.
         and have been licensed by X.com Asset Management, Inc. for use in connection with the Premier S&P 500 Fund. The Premier S&P 500 Fund is not sponsored, endorsed, sold, or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Premier S&P 500 Fund.

Principal Strategies

The Premier S&P 500 Fund does not invest directly in a portfolio of securities. Instead, it seeks to achieve its investment objective by investing all of its assets in the S&P 500 Index Master Portfolio ("S&P 500 Portfolio"), a series of Master Investment Portfolio ("MIP"), a registered open-end management investment company issuing individual interests in multiple series (each a "Portfolio"). The S&P 500 Portfolio seeks to provide investment results that correspond, before fees and expenses, to the total return of the publicly traded common stocks, in the aggregate, as represented by the S&P 500 Index. To do so, the S&P 500 Portfolio invests substantially all of its assets in the same stocks and in substantially the same percentages as the S&P 500 Index.

Under normal market conditions, the S&P 500 Portfolio will invest at least 90% of its assets in the stocks making up the S&P 500 Index. Over time, the S&P 500 Portfolio attempts to achieve, in both rising and falling markets, a correlation of at least 95% between the capitalization-weighted total return of its assets and that of the S&P 500 Index. A correlation of 100% would mean the total return of the S&P 500 Portfolio's assets would increase and decrease exactly the same as the S&P 500 Index.

Principal Risks

Market Risk: The value of an investment in the Premier S&P 500 Fund depends to a great extent upon changes in market conditions. Equity securities have greater price volatility than fixed-income securities and the value of the equity securities held by the Premier S&P 500 Fund (through its investments in the S&P 500 Portfolio) will fluctuate as the market price of those securities rise and fall. The performance per share of the Premier S&P 500 Fund will change daily based on many factors, including the volatility of the securities in the S&P 500 Index, national and international economic conditions, and general market conditions.

Index-Fund Risk: The Premier S&P 500 Fund is not actively managed through traditional methods of stock selection and invests (through its investments in the S&P 500 Portfolio) in the stocks included in the S&P 500 Index regardless of their investment merits. Except to a limited extent, the Premier S&P 500 Fund cannot modify its investment strategies to respond to changes in the economy and may be particularly susceptible to a general decline in the U.S. stock market segment relating to the S&P 500 Index.

The Premier S&P 500 Fund's ability to track the performance of the S&P 500 Index may also be affected by, among other things, transaction costs, the fees and expenses of the Premier S&P 500 Fund and the S&P 500 Portfolio, changes in the composition of the S&P 500 Index or the assets of the S&P 500 Portfolio, and the timing, frequency and amount of investor purchases and redemptions of both the Premier S&P 500 Fund and S&P 500 Portfolio. Because the S&P 500 Portfolio seeks to track the performance of the S&P 500 Index, the S&P 500 Portfolio will not attempt to judge the merits of any particular stock as an investment.

In addition, the S&P 500 Portfolio will need to maintain cash balances to pay redemptions and expenses, which may affect the overall performance of the Premier S&P 500 Fund.

The X.com U.S.A. Bond Fund

Investment Objective

The X.com U.S.A. Bond Fund (the "U.S.A. Bond Fund") seeks to approximate as closely as practicable, before fees and expenses, the total rate of return of the U.S. market for issued and outstanding U.S. government and high-grade corporate bonds as measured by the LB Bond Index. The LB Bond Index includes approximately 6,500 fixed-income securities, including U.S. Government securities and investment grade corporate bonds, each with an outstanding market value of at least $25 million and remaining maturity of greater than one year.

Principal Strategies

The U.S.A. Bond Fund does not invest directly in a portfolio of securities. Instead, it seeks to achieve its investment objective by investing all of its assets in the Bond Index Master Portfolio ("Bond Portfolio"), a series of MIP. The Bond Portfolio seeks to replicate the total return of the LB Bond Index. To do so, the Bond Portfolio invests substantially all of its assets in a representative sample of the securities that comprise the LB Bond Index, or securities or other instruments that seek to approximate the performance and investment characteristics of the LB Bond Index. Generally, at least 65% of the Bond Portfolio's total assets will be invested in fixed-income securities. Securities are selected for investment by the Bond Portfolio based on a number of factors, including, among others, the relative proportion of such securities in the LB Bond Index, credit quality, issuer sector, maturity structure, coupon rates, and callability.

Under normal market conditions, the Bond Portfolio invests at least 90% of its total assets in securities that are believed to represent the investment characteristics of the LB Bond Index. The Bond Portfolio attempts to achieve, in both rising and falling markets, a correlation of at least 95% between the total return of its net assets and that of the LB Bond Index. A correlation of 100% would mean the total return of the Bond Portfolio's assets would increase and decrease exactly the same as the LB Bond Index.

Principal Risks

Index Fund Risk: The U.S.A. Bond Fund is not actively managed through traditional methods of securities selection and invests (through its investment in the Bond Portfolio) in the fixed-income securities included in the LB Bond Index regardless of their investment merit. Except to a limited extent, the U.S.A. Bond Fund cannot modify its investment strategies to respond to changes in the economy and may be particularly susceptible to a general decline in the U.S. fixed-income market segment relating to the LB Bond Index.

The investment adviser of the Bond Portfolio seeks to replicate the performance of the LB Bond Index by investing in a representative sample of the securities that comprise the LB Bond Index. This representative sample, however, may not match the overall performance of the LB Bond Index.

The U.S.A. Bond Fund's ability to track the performance of the LB Bond Index may be affected by, among other things, transaction costs, the fees and expenses of the U.S.A. Bond Fund and the

Bond Portfolio, the manner in which the total return of the LB Bond Index is calculated, the size of the Bond Portfolio, and the timing, frequency and amount of investor purchases and redemptions of both the U.S.A. Bond Fund and the Bond Portfolio. Because the Bond Portfolio seeks to track the performance of the LB Bond Index, the Bond Portfolio will not attempt to judge the merits of any particular fixed income security included in the LB Bond Index as an investment.

Interest Rate Risk: The debt instruments in which the U.S.A. Bond Fund (through its investments in the Bond Portfolio) invests are subject to interest rate risk. Interest rate risk is the risk that when interest rates rise the value of the debt instruments in which the Bond Portfolio invests will go down. When interest rates fall, the value of the Bond Portfolio's investments may rise.

Credit Risk: Credit risk is the risk that issuers of the debt instruments in which the U.S.A. Bond Fund (through its investments in the Bond Portfolio) may invest may default on the payment of principal and/or interest. The U.S.A. Bond Fund could lose money if the issuer of a fixed-income security owned by the Bond Portfolio is unable or unwilling to meet its financial obligations by making timely principal and/or interest payments. Investment-grade securities that are rated BBB by S&P or an equivalent rating by any other nationally recognized statistical rating organization ("NRSRO") are somewhat riskier than higher rated obligations because they are regarded as having only an adequate capacity to pay principal and interest, are considered to lack outstanding investment characteristics, and may be speculative.

Market Risk: The market prices of securities held by the Bond Portfolio may fall in response to national and international economic or general market conditions.

In addition, the Bond Portfolio will need to maintain cash balances to pay redemptions and expenses, which may affect the overall performance of the U.S.A. Bond Fund.

The X.com U.S.A. Money Market Fund

Investment Objectives/Goals

The X.com U.S.A. Money Market Fund (the "U.S.A. Money Market Fund") seeks to provide shareholders of the Fund with a high level of current income, while preserving capital and liquidity, by investing in high-quality short-term investments.

Principal Strategies

The U.S.A. Money Market Fund seeks to achieve this investment objective by investing all of its assets in the Money Market Portfolio ("Money Market Portfolio"), a series of MIP, which, in turn, invests its assets in U.S. dollar-denominated, high-quality money market instruments with maturities of 397 days or less, and a dollar-weighted average portfolio maturity of 90 days or less. The Money Market Portfolio investments include obligations of the U.S. Government, its agencies and instrumentalities (including government-sponsored enterprises), and high quality debt obligations such as obligations of domestic and foreign banks, commercial paper, corporate notes and repurchase agreements that represent minimal credit risk.

"High quality" investments are investments rated in the top two rating categories by the requisite NRSRO or, if unrated, determined to be of comparable quality to such rated securities by BGFA, the investment adviser of the Money Market Portfolio, under guidelines adopted by the Fund's Board of Trustees and the Money Market Portfolio's Board of Trustees.

Principal Risks

Although the U.S.A. Money Market Fund seeks to preserve the value of your investment at $1 per share, the Fund can offer no guarantee that it will be able to do so. It is possible to lose money by investing in the Fund.

Interest Rate Risk: The debt instruments in which the U.S.A. Money Market Fund invests (through its investments in the Money Market Portfolio) are subject to interest rate risk. Interest rate risk is the risk that when interest rates rise the value of the debt instruments in which the Money Market Portfolio invests will go down. Conversely, if interest rates fall, the value of the Money Market Portfolio's investments may rise.

Credit Risk: Credit risk is the risk that issuers of the debt instruments in which the U.S.A. Money Market Fund (through its investments in the Money Market Portfolio) invests may default on the payment of principal and/or interest. The U.S.A. Money Market Fund could be unable to maintain a stable net asset value of $1.00 per share and the Fund could lose money if the issuer of a fixed-income security owned by the Money Market Portfolio is unable or unwilling to meet its financial obligations.

PERFORMANCE INFORMATION

The bar charts on this page show the annual returns of each of the Funds and how their performance has varied from year to year.(*) The average annual return tables compare each Fund's average annual return with the return of a corresponding index for one and five years and since inception. How the Funds have performed in the past is not necessarily an indication of how the Funds will perform in the future.

Premier S&P 500 Fund

          1994           0.98%                    1997              33.27%
          1995           37.35%                   1998              28.61%
          1996           22.82%


--------------------------------------------------------------------------------
Premier S&P 500 Fund Average Annual Total Returns (As of December 31, 1998)
--------------------------------------------------------------------------------
--------------------- -------------- ---------------- ------------------------
                         One Year       Five Years      Since July 2, 1993
--------------------- -------------- ---------------- ------------------------
--------------------- -------------- ---------------- ------------------------
Premier S&P 500 Fund      28.61%          23.89%              22.76%
--------------------- -------------- ---------------- ------------------------
--------------------- -------------- ---------------- ------------------------
S&P 500 Index             28.58%          24.06%              22.95%
--------------------- -------------- ---------------- ------------------------


U.S.A. Bond Fund

          1994 -         -3.53%                   1997           10.00%
          1995           19.03%                   1998            9.57%
          1996           2.36%

--------------------------------------------------------------------------------
U.S.A.  Bond Fund  Portfolio  Average  Annual  Total Returns (As of December 31,
1998)

------------------------------------------------------------------
--------------------  --------------  ----------------  ------------------------
                         One Year        Five Years        Since July 2, 1993
--------------------  --------------  ----------------  ------------------------
--------------------  --------------  ----------------  ------------------------
U.S.A. Bond Fund          9.57%            7.11%                 7.00%
--------------------  --------------  ----------------  ------------------------
--------------------  --------------  ----------------  ------------------------
LB Bond Index             9.47%            7.30%                 7.15%
--------------------  --------------  ----------------  ------------------------
________________

* The Funds did not offer shares to the public prior to November 17, 1999. Each Fund's annual returns are based on the annual returns of each corresponding Master Portfolio, but have not been adjusted to account for expenses payable at the Fund level. As a result, the annual returns for the U.S.A. Bond Fund and U.S.A. Money Market Fund would have been lower than those shown above because the U.S.A. Bond Fund and U.S.A. Money Market Fund have higher expenses than their corresponding portfolios. In contrast, because the Adviser does not charge a fee for its services, reimburses the Premier S&P 500 Fund for all fees incurred at the Master Portfolio level, and pays to the Premier S&P 500 Fund an additional 0.01% of the Premier S&P 500 Fund's average daily net assets, the annual returns for the Premier S&P 500 Fund would have been higher than those shown above because it has lower expenses than the S&P 500 Portfolio.

U.S.A. Money Market Fund

          1994           4.38%                    1997           5.78%
          1995           6.11%                    1998           5.71%
          1996           5.55%

U.S.A. Money Market Fund Average Annual Total Returns (As of December 31, 1998)

-------------------------  ----------  ---------------  -----------------------
                            One Year     Five Years       Since July 2, 1993
-------------------------  ----------  ---------------  -----------------------
U.S.A. Money Market Fund     5.71%          5.50%               5.29%
-------------------------  ----------  ---------------  -----------------------
U.S. Treasury Bills          5.31%          5.32%               4.93%
(3-month)
-------------------------  ----------  ---------------  -----------------------

FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the Funds.
                                                                          U.S.A.
Shareholder Fees                            Premier                       Money
(fees paid directly from                    S&P 500     U.S.A. Bond       Market
your investment)                             Fund          Fund           Fund
                                             ----          ----           ----
Maximum Sales Charge (Load)
Imposed on Purchases                         None          None           None

Maximum Deferred Sales Charge(Load)          None          None           None

Maximum Sales Charge (Load) Imposed
in Reinvested Dividends and other
Distributions                                None          None           None

Redemption Fee
(within 90 days of purchase)                 None          None           None

Maximum Account Fee                          None          $2.00 per      None
(for accounts under $10,000)                               quarter(1)

Annual Fund Operating Expenses(2)
(expenses that are deducted from Fund assets)

Management Fees                              0.28%(3)      0.40%(3)     0.60%(3)

Distribution (12b-1) Fees                    None          None           None

Other Expenses                               0.00%         0.00%          0.00%

Total Annual Fund Operating Expenses         0.28%         0.40%          0.60%

Fee Waiver and Expense Reimbursement(4)      0.28%         0.21%          0.10%

Net Operating Expenses                       0.00%(5)      0.19%          0.50%

_____________

1 The maximum account fee for the U.S.A. Bond Fund will be deducted from your quarterly distribution of the Funds' dividends. If your distribution is less than the fee, fractional shares will be automatically redeemed to make up the difference.

2    The cost reflects the expenses at both the Fund and the Portfolio levels.

3 Management fees include a fee equal to 0.05%, 0.08%, and 0.10% of the daily net assets payable at the Portfolio level to the investment adviser for the S&P 500 Portfolio, Bond Portfolio, and Money Market Portfolio, respectively. Management fees also include a "unified" fee equal to 0.23%, 0.32% and 0.50% payable by the Premier S&P 500 Fund, U.S.A. Bond Fund, and U.S.A. Money Market Fund, respectively, to X.com Asset Management, Inc., the Funds' investment adviser (the "Adviser"). Under the investment advisory contract, the Adviser provides or arranges to be provided to the Funds administration, transfer agency, pricing, custodial, auditing, and legal services, and is responsible for payment of all of the operating expenses of each Fund except the Portfolio management fees, brokerage fees, taxes, interest and extraordinary expenses.

4 The fee waiver for each Fund is made pursuant to a written expense limitation and reimbursement agreement, which is in effect for an initial term of one year and will be renewed thereafter automatically for a one year term on an annual basis. The agreement can be changed, terminated or not renewed by either party only by giving 90 days' prior notice.

5 In addition to the reimbursement of expenses at the Master Portfolio level, the Adviser will contribute to the Premier S&P 500 Fund an additional 0.01% of the Premier S&P 500 Fund's average daily net assets.

Example

This Example is intended to help you compare the cost of investing in the Funds with the cost of investing in other mutual funds. The Example assumes that:

     o    you invest $10,000 in each Fund for the time periods  indicated;
     o    your investment  has a 5%  return  each  year;
     o    and each  Fund's  operating expenses remain the same.

Although your actual costs may be higher or lower, based on these assumptions your costs would be:

      Example                                 1 Year(*)          3 Years(*)
                                              ---------          ----------

      Premier S&P 500 Fund                      $0(**)               $61(+)

      U.S.A. Bond Fund                          $19                $107

      U.S.A. Money Market Fund                  $51                $182

     *    Reflects costs at both the Fund and Portfolio levels.

     ** In addition to the waiver of fees and reimbursement of expenses, pursuant to a written agreement, X.com Asset Management, Inc., will contribute to the Premier S&P 500 Fund an additional 0.01% of the Premier S&P 500 Fund's average daily net assets.

     + X.com Asset Management, Inc. anticipates that the expense limitation and reimbursement agreement will be renewed for each of the second and third year of the Premier S&P 500 Fund's operation. If the agreement is renewed, your actual cost will be $0.

MORE ABOUT THE FUND'S INVESTMENT STRATEGIES AND RISKS

Investment Strategies

As with all mutual funds, there can be no assurance that the Funds will achieve their respective investment objectives. The investment strategies of the Funds are not fundamental and may be changed without approval of Fund shareholders. A Fund may withdraw its investment in a Portfolio only if the Trust's Board of Trustees determines that such action is in the best interests of the Fund and its shareholders. If there is a change in the investment objective and strategies of a Fund, shareholders should consider whether the Fund remains an appropriate investment in light of their then current financial position and needs.

The Premier S&P Index Fund and U.S.A. Bond Fund (the "Index Funds"): The investment adviser of the S&P 500 Portfolio and the Bond Portfolio (collectively, the "Index Portfolios") does not actively manage the assets of each Portfolio, but seeks to achieve returns corresponding to the S&P 500 Index and LB Bond Index, respectively. Instead, the Index Portfolios are managed by utilizing an "indexing" investment approach to determine which securities are to be purchased or sold to replicate, to the extent feasible, the investment characteristics of the S&P 500 Index and the LB Bond Index through computerized, quantitative techniques. The Index Portfolios cannot, as a practical matter, own all the securities that make up their respective market indexes in perfect correlation to the indexes. The Index Portfolios seek to track their respective market indexes during down markets as well as during up markets. Consequently, the returns of the Index Portfolios will be directly affected by the volatility of the securities making up their respective market indexes.

Each Index Portfolio may invest up to 10% of its total assets in high quality money market instruments to provide liquidity to meet redemption requests or to facilitate investment in the stocks in the S&P 500 Index.

Each Index Portfolio may use derivative instruments in order to: (i) simulate full investment in its corresponding index while retaining a cash balance for portfolio management purposes; (ii) facilitate trading; (iii) reduce transaction costs; or (iv) seek higher investment returns when such instruments are priced more attractively than the stocks in its corresponding index. Such derivatives include the purchase and sale of futures contracts and options on S&P 500 Index futures contracts.

The U.S.A. Money Market Fund: The U.S.A. Money Market Fund and Money Market Portfolio emphasize safety of principal and high credit quality. In particular, the investment policies of the Fund and Portfolio prohibit the purchase of many types of floating-rate instruments, commonly referred to as derivatives, that are considered to be potentially volatile. The Money Market Portfolio, however, may invest in high-quality asset-backed securities and variable and floating rate obligations, which are considered to be derivative instruments. The U.S.A. Money Market Fund (through its investments in the Money Market Portfolio) may only invest in floating-rate securities that bear interest at a rate that resets quarterly or more frequently, and that resets based on changes in standard money market rate indices such as U.S. Government Treasury bills and

London Interbank Offered Rate, among others. Floating and variable rate instruments are subject to interest rate and credit risks.

Investment Risks

An investment in the Funds is subject to investment risks, including the loss of the principal amount invested. The performance per share of the Funds and Portfolios will change daily based on many factors, including, but not limited to, the quality of the instruments held by each Portfolio, national and international economic conditions and general market conditions.

Derivatives: Derivatives are financial instruments whose values are derived, at least in part, from prices of other securities or specified assets, indices, or rates. The use of derivative instruments is a highly specialized activity and there can be no guarantee that their use will increase the return of the Funds, or protect their assets from declining in value. The Funds' investments in derivative instruments can significantly increase their exposure to market risk or the credit risk of the counterparty. Derivative instruments can also involve the risk of mispricing or improper valuation and the risk that changes in the value of the derivative instruments may not correlate perfectly with the Funds' corresponding indexes. In fact, the use of derivative instruments adversely impact the value of the Funds' assets, which may reduce the return you receive on your investment.

The Index Funds use of derivative instruments may affect the Funds' ability to track their respective indexes less closely if the derivatives do not perform as expected, or if the derivative instruments are timed incorrectly or are executed under adverse market conditions.

The Money Market Portfolio may invest in high-quality asset-backed securities. Asset-backed securities represent interests in "pools" of assets in which payments of both interest and principal on the securities are made monthly, thus in effect "passing through" monthly payments made by the individual borrowers on the assets that underlie the securities. The value of these instruments are particularly sensitive to changes in interest rate and general market conditions. The value of asset-backed securities is also affected by the creditworthiness of the individual borrowers.

Securities Lending: Each Portfolio in which the Funds invest may lend a portion of their securities to certain financial institutions in order to earn income. These loans are fully collateralized. However, if the institution defaults, the Funds' performance could be reduced.

Year 2000: Like other mutual funds, financial and business organizations and individuals around the world, the Funds could be adversely affected if the computer systems used by their investment adviser, the Funds' other service providers, or persons with whom they deal, do not properly process and calculate date-related information and data on and after January 1, 2000. This possibility is commonly known as the "Year 2000 Problem." Virtually all operations of the Funds are computer reliant. The Funds' and the investment adviser are currently Year 2000 compliant, and the service providers to the Funds and the Portfolios have indicated that they are or expect to be Year 2000 compliant. There can, of course, be no assurance that the Funds or the Portfolios will not experience any problems as a result of the Year 2000 Problem. In addition, because the Year 2000 Problem affects virtually all organizations, the companies or entities in which each of the Portfolios invest also could be adversely impacted by the Year 2000 Problem, especially foreign entities, which may be less prepared for the Year 2000.
The extent of such impact cannot be predicted.

FUND MANAGEMENT

Investment Advisers. Under investment advisory agreements with the Funds, X.com Asset Management, Inc. (the "Adviser"), a registered investment adviser, provides investment advisory services to the Funds. The Adviser is a wholly owned subsidiary of X.com and is located at 394 University Avenue, Palo Alto, CA 94301. The Adviser is newly formed and therefore has no prior experience as an investment adviser.

X.com is the direct parent company of the Adviser. X.com is dedicated to providing easy, low-cost financial services to on-line investors through its continuous emphasis on technology. Through the world wide web, X.com offers access to your X.com Funds account virtually anywhere, at any time.

Subject to general supervision of the X.com Funds' Board of Trustees and in accordance with the investment objective, policies and restrictions of each of the Funds, the Adviser provides the Funds with ongoing investment guidance, policy direction and monitoring of each of the Portfolios in which each Fund invests. The Adviser may in the future manage cash and money market instruments for cash flow purposes. The Adviser also provides or arranges for administration, transfer agency, custody and all other services necessary for the Funds to operate. For its advisory services, each Fund pays the Adviser an investment advisory fee at an annual rate, after fee waivers and expense reimbursements, equal to the following percentage of each Fund's average daily net assets:

                                                            After Fee Waiver and
        Fund                    Contractual Rate           Expense Reimbursement
        ----                    ----------------           ---------------------
                                                              (expressed as a
                               (expressed as a                 percentage of
                             percentage of average           average daily net
                               daily net assets)                  assets)

Premier S&P 500 Fund                  0.23%                        0.00%*
U.S.A. Bond Fund                      0.32%                        0.11%*
U.S.A. Money Market Fund              0.50%                        0.40%*

*The Adviser has entered into a written expense limitation and reimbursement agreement with the Trust, under which it has agreed to waive a percentage of its advisory fee received from the Funds. The expense limitation and reimbursement agreement is in effect for an initial term of one year and will be renewed thereafter automatically for one year terms on an annual basis. The agreement can be changed, terminated or not renewed by either party only upon providing 90 days' prior notice.

Out of the fee received by the Adviser, the Adviser pays all expenses of managing and operating the Funds except brokerage expenses, taxes, interest, fees and expenses of the independent trustees (including legal counsel fees), and extraordinary expenses. A portion of the advisory fee may be paid by the Adviser to unaffiliated third parties who provide recordkeeping and administrative services that would otherwise be performed by an affiliate of the Adviser.

Barclays Global Fund Advisors ("BGFA") is the investment adviser for each Portfolio. BGFA is a direct subsidiary of Barclays Global Investors, N.A. (which, in turn, is an indirect subsidiary of Barclays Bank PLC) and is located at 45 Fremont Street, San Francisco, California 94105. BGFA has provided asset management, administration and advisory services for over 25 years. As of June 30, 1999, BGFA and its affiliates provided investment advisory services for over $687 billion of assets. BGFA receives a fee from each Portfolio at an annual rate equal to the following percentage of each Portfolio's average daily net assets:

                                                      Percentage of
     Portfolio                                   Average Daily Net Assets
     ---------                                   ------------------------
S&P 500 Portfolio                                         0.05%*
Bond Portfolio                                            0.08%
U.S.A. Money Market Portfolio                             0.10%

*The Adviser has entered into a written expense limitation and reimbursement agreement with the Trust, under which it has agreed to reimburse the Premier S&P 500 Fund for all fees incurred at the Portfolio level. The agreement can be changed, terminated or not renewed by either party only upon providing 90 day's prior notice.

Each Fund bears a pro rata portion of the investment advisory fees paid by its corresponding Portfolio, as well as certain other fees paid by each Portfolio, such as accounting, legal, and Securities and Exchange Commission ("SEC") registration fees.

--------------------------------------------------------------------------------
PREMIER. The Adviser has entered into a written expense limitation agreement, under which it has agreed to (i) waive all management fees received from the Premier S&P 500 Fund; (ii) reimburse the Premier S&P 500 Fund for all fees incurred by the Premier S&P 500 Fund at the Portfolio level; and (iii) in addition to this waiver and reimbursement, pay the Premier S&P 500 Fund an additional 0.01% of the Premier S&P 500 Fund's average daily net assets.

The Adviser may extend, but may not during term of the expense limitation agreement shorten, the duration of the expense waiver or reimbursement. The expense limitation agreement is in effect for an initial term of one year, and will be renewed thereafter automatically for one year terms on an annual basis. The expense limitation agreement may be changed, terminated or not renewed by either party only upon 90 days' prior written notice (by e-mail or other means), to the other party at its principal place of business.
--------------------------------------------------------------------------------

The Funds' Statement of Additional Information contains detailed information about the Fund's investment adviser, administrator, and other service providers.

THE FUNDS' STRUCTURE

Each Fund is a separate series of X.com Funds. The Premier S&P 500 Fund, U.S.A. Bond Fund, and U.S.A. Money Market Fund seek to achieve their investment objectives by investing all of each Fund's assets in the S&P 500 Portfolio, the Bond Portfolio, and the Money Market Portfolio, respectively. The Index Portfolios and Money Market Portfolio are each a series of

MIP, a separate open-end investment company with the same investment objective as the corresponding Fund. This two-tier fund structure is commonly referred to as a "master/feeder" structure because one fund (the "feeder" fund) invests all of its assets in a second fund (the "master fund"). In addition to selling its shares to the Fund, each corresponding Portfolio has sold and is expected to continue to sell its shares to certain other mutual funds or other accredited investors. The expenses paid by these mutual funds and accredited investors may differ from the expenses paid by a Fund; consequently, the returns received by shareholders of other mutual funds or other accredited investors may differ from those received by shareholders of the Fund.

The X.com Funds' Board of Trustees (the "Board") believes that, as other investors invest their assets in the Portfolios, certain economic efficiencies may be realized with respect to each Portfolio. For example, fixed expenses that otherwise would have been borne solely by a Fund (and the other existing interest-holders in its corresponding Portfolio) would be spread across a larger asset base as more funds or other accredited investors invest in the particular Portfolio. However, if a mutual fund or other investor withdraws its investment from a Portfolio, the economic efficiencies (e.g., spreading fixed expenses across a larger asset base) that the Board believes should be available through investment in a Portfolio may not be fully achieved or maintained.

Each Fund may be asked to vote on matters concerning the Portfolio. Except as permitted by the SEC, whenever a Fund is requested to vote on a matter pertaining to a Portfolio, that Fund will hold a meeting of its shareholders, and, at the meeting of investors in the Portfolio, will cast all of its votes in the same proportion as the votes of the Fund's shareholders.

Each Fund may withdraw its investments in its corresponding Portfolio if the Board determines that it is in the best interests of the Fund and its shareholders to do so. Upon any such withdrawal, the Board would consider what action might be taken, including the investment of all the assets of the Fund in another pooled investment entity having the same investment objective as the Fund, direct management of the Fund or other pooled investment entity by the Adviser or the hiring of a sub-adviser to manage the Fund's assets.

Investment of the Funds' assets in the Portfolios is not a fundamental policy of the Funds and a shareholder vote is not required for a Fund to withdraw its investment from a Portfolio.

PRICING OF FUND SHARES

The Funds are true no-load funds, which means you may buy or sell shares directly at the net asset value ("NAV") determined after the Fund receives your request in proper form. A request is received in proper form if it is placed through your Bank account and specifies the number of shares or dollar amount of shares to be purchased or redeemed. If the Fund receives such request prior to the close of the New York Stock Exchange, Inc. ("NYSE") on a day on which the NYSE is open, your share price will be the NAV determined that day. Shares will not be priced on the days on which the NYSE is closed for trading.

Each Fund's investment in its corresponding Portfolio is valued based on the Fund's ownership interest in the net assets of the Master Portfolio. A Fund's NAV per share is calculated by taking the value of each Fund's net assets and dividing by the number of shares outstanding. Expenses are accrued daily and applied when determining the Fund's NAV. The NAV for each Fund is determined as of the close of trading on the floor of the NYSE (generally 4:00 p.m., Eastern Time), each day the NYSE is open. Each Fund reserves the right to change the time at which purchases and redemptions are priced if the NYSE closes at a time other than 4:00 p.m. Eastern Time or if an emergency exists. The NYSE is closed on national holidays and on Good Friday.

Each Portfolio calculates its NAV on the same day and at the same time as its corresponding Fund. Each Portfolio's investments are valued each day the NYSE is open for business. Each Index Portfolio's assets are valued generally by using available market quotations or at fair value as determined in good faith by the Board of Directors of MIP. Bonds and notes with remaining maturities of 60 days or less are valued at amortized cost. The Money Market Portfolio values its securities at amortized cost to account for any premiums or discounts above or below the face value of the securities it buys. The amortized cost method does not reflect daily fluctuations in market value.

HOW TO BUY AND SELL SHARES OF THE X.COM FUNDS

The Funds are available only to on-line investors that have established a customer relationship with X.com and opened an account with the Bank, which is under contract to provide X.com customers with various banking and financial services.

On-Line Investor Requirements

The Funds are designed and built specifically for on-line investors. Each Fund requires its shareholders to consent to receive all shareholder information about the Fund electronically. Shareholder information includes, but is not limited to, prospectuses, financial reports, confirmations, proxy solicitations, and financial statements. Shareholders may also receive other correspondence from X.com Funds or the Bank through their e-mail account. By purchasing shares of the Fund, you certify that you have access to the Internet and a current e-mail account, and you acknowledge that you have the sole responsibility for providing a correct and operational e-mail address. You may incur costs for on-line access to shareholder documents and maintaining an e-mail account.

If you rescind your consent to receive shareholder information electronically, fail to maintain an e-mail account, or close your account, the Funds may, to the extent permitted by the federal securities laws, redeem your position in the Funds and, in any event, will prohibit additional investments in the Funds, including the reinvestment of dividends.* Prior to revoking your consent, you will be reminded of the Fund's involuntary redemption policy. If the Funds involuntarily redeem your shares, you may experience adverse tax consequences. If your shares are involuntarily redeemed, you will receive paper copies of all shareholder information until all of your shares have been redeemed and the proceeds have been credited to your account, or you

* The Staff has informally indicated its view that the Funds may not voluntarily redeem your shares if you revoke your consent to receive shareholder documents electronically or fail to maintain an e-mail account. However, should the Staff's position on this issue change, the Funds intend to involuntarily redeem your shares under such circumstances.

have otherwise received the redemption proceeds. The Fund reserves the right to deliver paper-based documents in certain circumstances, at no cost to the investor.

Account Requirements

To register as a customer of X.com and open an account with the Bank, you must complete and submit an X.com Financial Services Account Application (the "Application"). The Application is available on the X.com website at www.X.com. While you may submit the Application electronically, you must also complete, sign and deliver a signature card. The signature card will be sent to your address of record and must be returned promptly per the enclosed instructions.

For more detailed information on how to open an account with the Bank, visit the X.com website (www.X.com).

Once you open your account, you will be subject to general account requirements as described in the Application, and will have access to all the electronic financial services offered over the Internet by X.com, including the opportunity to invest in X.com Funds.

Placing an Order

You can begin purchasing shares of the Funds as soon as you open and fund your account. Because a Fund's net asset value changes daily, your purchase price will be the next NAV determined after a Fund receives and accepts your purchase order.

You can place orders to purchase or redeem Fund shares by accessing our website at www.X.com. At the time you log-on to the website, you will be prompted to enter your personal identification password so that we can be sure each transaction is secure. By clicking on the appropriate mutual fund order buttons, you can quickly and easily place an order to purchase or redeem shares in a Fund. When you first purchase shares in a Fund, you will be asked: (1) to consent to receive all Fund documentation electronically; and (2) to affirm that you have read the prospectus. The prospectus is readily available for viewing and printing on our website. If you do not consent to receive all Fund documentation electronically you will not be able to purchase shares of the Fund. To complete a purchase transaction, you must transfer sufficient funds from your X.com bank account to your mutual fund account. Notice of trade confirmations will be sent electronically to the e-mail address you provided when you opened your account.

Minimum Investment Requirements

For your initial investment in a Fund                                      $0
To buy additional shares of a Fund                                         $0
Continuing minimum investment                                              $0
To invest in a Fund for your IRA, Roth IRA,                                $0
or one-person SEP account
To invest in a Fund for your Education IRA account                         $0
To invest in a Fund for your UGMA/UTMA account                             $0
To invest in a Fund for your SIMPLE, SEP-IRA, Profit Sharing or Money $0 Purchase Pension Plan, or 401(k) account

Maximum Investment Limitations (For the Premier S&P 500 Fund Only)

Your investment in the Premier S&P 500 Fund will be limited to a total amount of $15,000. For investors that also have established a direct deposit account with the Bank, the maximum investment will be $50,000. The Premier S&P 500 Fund will inform you when your investment reaches or exceeds the aggregate limit. The Premier S&P 500 Fund will promptly credit any excess money received from you to your U.S.A. Money Market Fund account.

After your account is established you may use any of the methods described below to buy or sell shares. You can only sell shares of the Funds that you own; that means you cannot "short" shares of the Fund.

Accessing Account Information

For information on how to access account information and/or applications electronically, please refer to our online assistant at www.X.com available 24 hours a day.

Redemptions

You can access the money you have invested in a Fund at any time by selling some or all of your shares back to the Fund. As soon as a Fund receives your redemption request, your shares will be redeemed and the proceeds will be credited to your account with the Bank. This usually occurs the business day following the transaction. All redemption proceeds will be credited to your Bank account.

Redemption Delays. You will have to wait to receive payment on redeemed shares until the funds you used to buy the shares have cleared (e.g., if you opened your Bank account with a check, until your check has cleared). The delay may take up to fifteen (15) days from the date of purchase.

The right of redemption may be suspended during any period in which (i) trading on the NYSE is restricted, as determined by the SEC, or the NYSE is closed for other than weekends and holidays; (ii) the SEC has permitted such suspension by order; or (iii) an emergency as determined by the SEC exists, making disposal of portfolio securities or valuation of net assets of the Fund not reasonably practicable.

Redemption Fee. The Funds do not impose a redemption fee. The Index Funds can experience substantial price fluctuations and are intended for long-term investors. Short-term "market timers" who engage in frequent purchases and redemptions can disrupt a Fund's investment program and create additional transaction costs that are borne by all shareholders. For these reasons, in the future the Index Funds may assess a 2.0% fee on redemptions of shares held for less than 90 days.

Amending Your Application

For your protection, you will be required to submit an amended Application if you desire to change certain information provided on your initial Application. The amended Application is designed to protect you and the Funds against fraudulent transactions by unauthorized persons. Specifically, the Funds will require you to amend your Application in the following instances:

     1. If you transfer the ownership of your account to another individual or organization.
     2. If you add or change your name or add or remove an owner on your account.
     3.  If you add or change the beneficiary on your transfer-on-death account.

Closing your account

If you close your account with the Bank, the Fund may, to the extent permitted by the federal securities laws, redeem all of your shares in your Fund account.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Premier S&P 500 Fund intends to pay dividends from net investment income quarterly and distribute capital gains, if any, annually. The U.S.A. Bond Fund and U.S.A. Money Market Fund intend to declare dividends daily and distribute them monthly. The U.S.A. Bond Fund and U.S.A. Money Market Fund will distribute capital gains, if any, at least annually. The Funds may make additional distributions if necessary.

Unless you choose otherwise, all your dividends and capital gain distributions will be automatically reinvested in additional Fund shares. Shares are purchased at the net asset value determined on the reinvestment date. If you revoke your consent to receive shareholder information electronically, fail to maintain an e-mail account, or close your account, you will not be permitted to reinvest your dividends in additional Fund shares.

TAX CONSEQUENCES

The following information is meant as a general summary for U.S. taxpayers. Please see the Funds' Statement of Additional Information for more information. You should rely on your own tax advisor for advice about the particular federal, state and local tax consequences to you of investing in the Funds.

Each Fund generally will not have to pay income tax on amounts it distributes to shareholders, although shareholders will be taxed on distributions they receive.

The Premier S&P 500 Fund will distribute substantially all of its income and gains to its shareholders every year. The U.S.A. Bond Fund and U.S.A. Money Market Fund will distribute dividends monthly. If a Fund declares a dividend in October, November or December but pays it in January, you may be taxed on the dividend as if you received it in the previous year.

You will generally be taxed on dividends you receive from a Fund, regardless of whether they are paid to you in cash or are reinvested in additional Fund shares. If a Fund designates a dividend as a capital gain distribution, you will pay tax on that dividend at the long-term capital gains tax rate, no matter how long you have held your Fund shares.

If you invest through a tax-deferred retirement account, such as an IRA, you generally will not have to pay tax on dividends until they are distributed from the account. These accounts are subject to complex tax rules, and you should consult your tax advisor about investment through a tax-deferred account.

There may be tax consequences to you if you dispose of your Fund shares, for example, through redemption, exchange or sale. You will generally have a capital gain or loss from a disposition. The amount of the gain or loss and the rate of tax will depend mainly upon how much you paid for the shares, how much you sold them for, and how long you held them.

Each Fund will send you a tax report each year that will tell you which dividends must be treated as ordinary income and which (if any) are long-term capital gain.

As with all mutual funds, a Fund may be required to withhold U.S. federal income tax at the rate of 31% of all taxable distributions payable to you if you fail to provide the Fund with your correct taxpayer identification number or to make required certifications, or if you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax, but is a method in which the IRS ensures that it will collect taxes otherwise due. Any amounts withheld may be credited against your U.S. federal income tax liability.

[Outside back cover page.]

The Statement of Additional Information for the Funds ("SAI"), contains further information about each Fund. The SAI is incorporated into this Prospectus by reference (that means it is legally considered part of this Prospectus). Additional information about the Funds' investments will be available in the Funds' annual and semi-annual reports to shareholders. In a Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its fiscal year.

Additional information including the SAI and the most recent annual and semi-annual reports (when available), may be obtained without charge at our website (www.X.com). Shareholders will be alerted by e-mail when a prospectus amendment, annual or semi-annual report is available. Shareholders may also call the toll-free number listed below for additional information or with any inquiries.

Further information about the Funds (including the SAI) can also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. You may call 1-800-SEC-0330 for information about the operations of the public reference room. Reports and other information about the Funds are also available on the SEC's website (http://www.sec.gov) or copies can be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, Washington, D.C. 20549-6009.

X.com Corp.
394 University Avenue
Palo Alto, CA 94301
Toll-Free: (888) 447-8999
http://www.X.com

Investment Company Act file No.: 811-09381